UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): March 27, 2017

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Charles Ewing Boulevard, Ewing, New Jersey	08628
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 806-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2017, Church & Dwight Co., Inc. (the “Company”) executed a Credit Agreement (the “Credit Agreement”) among the Company, each of the lenders from time to time party thereto and Bank of America, N.A. (“Bank of America”), as administrative agent and a lender. The Credit Agreement provides for a $200 million unsecured term loan credit facility. The credit facility is available in a single draw from the Closing Date to May 15, 2017 or such earlier date as the commitments are terminated, subject to customary funding conditions. Payment of the principal amounts of any loans outstanding under the Credit Agreement is due no later than September 27, 2018.

Interest on the Company’s borrowings under the Credit Agreement will accrue at a per annum rate equal to the sum of (x) either (at the Company’s option) (i) the adjusted LIBOR rate (generally, the LIBOR rate for an interest period selected by the Company) or (ii) the Base Rate (generally equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate” and (c) the adjusted LIBOR rate for an interest period of one-month plus 1.00%) plus (y) the applicable margin. The applicable margin is determined based upon the public corporate credit rating of the Company and ranges from 0.875% to 1.75% per annum, in the case of any borrowing bearing interest by reference to the adjusted LIBOR rate, and 0% to 0.75%, in the case of any borrowing bearing interest by reference to the Base Rate. In addition, the Company will bear certain customary fees, including a commitment fee, determined based upon the public corporate credit rating of the Company and ranging from 0.075% to 0.25% per annum on aggregate outstanding commitments under the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including restrictions on the following: liens, investments, subsidiary indebtedness, fundamental changes, asset dispositions, changes in the nature of the business, affiliate transactions, burdensome agreements and use of proceeds.

Under the Credit Agreement, the Company is required maintain its leverage ratio, defined as the ratio of its Consolidated Funded Indebtedness to Consolidated EBITDA (each as defined in the Credit Agreement), at a level no greater than 3.50 to 1.00 (or no greater than 3.75 to 1.00, for the twelve (12) month period after the Company has consummated a material acquisition (as defined in the Credit Agreement)).

The Credit Agreement also contains customary events of default, including failure to make certain payments under the Credit Agreement when due, breach of covenants, materially incorrect representations and warranties, default on other material indebtedness, events of bankruptcy, material adverse judgments, certain events relating to pension plans, the failure of any of the loan documents to remain in full force and effect and the occurrence of any change in control with respect to the Company.

Certain parties to the Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to the Company from time to time. The foregoing summary of the Credit Agreement is qualified in all respects by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Credit Agreement dated March 27, 2017, among Church & Dwight Co., Inc., each of the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and a lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: March 28, 2017	By:	/s/ Patrick de Maynadier
	Name:	Patrick de Maynadier
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement dated March 27, 2017, among Church & Dwight Co., Inc., each of the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and a lender.